ROBERT C. WEAVER, JR.
ATTORNEY AT LAW
721 Devon Court
San Diego, CA 92109-8007
858.488.4433    FAX 858.488.2555

September 30, 1999

SPECIAL ACQUISITIONS, INC.
1945 South Poplar Street
Denver, CO 80224

     Re:  Registration Statement on Form Sb-2 (No. 333-93045)

Gentlepersons:

I have acted as counsel for SPECIAL ACQUISITIONS, INC., a Nevada corporation (the "Company"), in connection with the issuance and sale by the Company of up to 60,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Company's Registration Statement on Form SB-2 (No. 333-93045) which has been filed with the Securities and Exchange Commission (the "Registration Statement").

We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon we are of the opinion that the Shares, when issued and paid for in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."


Sincerely,


Robert C. Weaver, Jr.
Attorney at Law

RCW/ns